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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 4 to Form S-3 of our report dated March 29, 1999, except for Note 1A which is as of January 26, 2000 relating to the financial statements, which appears in the Total Renal Care Holdings, Inc.'s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated March 29, 1999, except for Note 1A which is as of January 26, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K/A (Amendment No. 2). We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Seattle, Washington

January 26, 2000